Exhibit 5.2

MACHADO, MEYER, SENDACZ E OPICE

A D V O G A D O S

RUA DA CONSOLAÇÃO, 247, 4 º ANDAR

01301-903 SÃO PAULO, SP, BRASIL

TEL. 55 11 3150-7000 • FAX 55 11 3150-7071

mmso@mmso.com.br

www.machadomeyer.com.br

BRASÍLIA • RIO DE JANEIRO • SALVADOR • PORTO ALEGRE • NOVA IORQUE • FORTALEZA

May 10, 2006

LPG International Inc.

Av. Brigadeiro Luiz Antônio, 1343, 9º Andar

São Paulo, SP, Brazil 01317-910

Ladies and Gentlemen:

We serve as counsel to LPG International Inc., a Cayman Islands limited liability company (the “Company”), and hereby render this opinion in connection with the Company’s offer (the “Exchange Offer”) to exchange its 7.250% Exchange Notes due 2015 (the “New Notes”) for any and all of its outstanding 7.250% Notes due 2015 (the “Old Notes”). The New Notes will be guaranteed (the “Guarantees”) by Ultrapar Participacoes S.A. and Oxiteno S.A. Industria e Comercio (each, a “Guarantor”) in accordance with the provisions of the Indenture dated as of December 20, 2005 among the Company, the Guarantors, JPMorgan Chase Bank, N.A., as trustee, and other parties thereto (the “Indenture”, as amended by the Amendment to the Indenture dated as of March 31, 2006).

We have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that:

1. When the New Notes are duly authorized, executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, the Guarantee of each Guarantor will be a valid and binding obligation of such Guarantor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and general principles of equity.

2. The statements contained in the Prospectus constituting part of the Registration Statement under the caption “Enforcement of Civil Liabilities—Brazil” insofar as such statements constitute summaries of the legal matters, documents and procedures under the laws of Brazil fairly summarize the matters referred to therein.

We are qualified to practice law in Brazil and the foregoing opinion is limited to the laws of Brazil.

MACHADO, MEYER, SENDACZ E OPICE	A D V O G A D O S

2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the captions “Validity of the New Notes” and “Enforcement of Civil Liabilities—Brazil” in the Prospectus contained in such Registration Statement.

This opinion is rendered solely in connection with the above matter and may not be relied upon for any other purpose, except that JPMorgan Chase Bank, N.A., as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

Very truly yours,

/s/ Machado, Meyer, Sendacz e Opice
Advogados
Machado, Meyer, Sendacz e Opice
Advogados